Exhibit (2.2)


                                ESCROW AGREEMENT


             ESCROW AGREEMENT (the "Escrow Agreement"), dated as of the 29th day of May, 1997, is by and among HEIN-WERNER CORPORATION, a Wisconsin corporation (the "Company"), KAYDON ACQUISITION VIII, INC., a Delaware corporation (the "Buyer') and FIRSTAR TRUST COMPANY (the "Escrow Agent").

                                R E C I T A L S:

             A. Pursuant to that certain Asset Purchase Agreement (the "Purchase Agreement"), dated as of April 9, 1997, by and among, inter alia, the Kaydon Corporation, Buyer and the Company, the Buyer has agreed to purchase from the Company the business and substantially all of the assets of the Company's Great Bend Industries Division.

             B. The amount that the Buyer has agreed to pay to the Company as consideration pursuant to the Purchase Agreement was in part determined and agreed to by the Buyer on the basis of the estimated Net Asset Value of the Business, all as set out more fully in the Purchase Agreement.

             C. Upon final determination of the Final Closing Business Balance Sheet of the Company, the Purchase Agreement provides that certain adjustments to the Purchase Price are to be made and payments made in respect thereof (any such payment required to be made by the Company being hereinafter referred to as the "Company Payable Adjustment").

             D. The Company Payable Adjustment, if any, is first to be paid from the Escrow Fund as hereinafter provided.

             E. Pursuant to Section 7.8 of the Purchase Agreement, Company has agreed to reimburse Buyer for "Buyer Schwing Reworking Costs" (as defined in the Purchase Agreement), if any, and Company and Buyer have agreed to set aside in a separate fund under this Escrow Agreement the estimated Buyer Schwing Reworking Costs in the amount of Eleven Thousand Seven Hundred Eighty Dollars ($11,780) (the "Schwing Rework Fund"). Also, pursuant to Section 7.8 of the Purchase Agreement, Company has agreed at the end of one (1) year following Closing, to pay Buyer the amount, if any, of the Schwing Disputed Receivable in the amount of Eighty-Four Thousand Four Hundred Twenty Dollars ($84,420) which is not actually collected within one (1) year following Closing (any payment required to be made by Company as a result of the Schwing Disputed Receivable not being fully collected being hereinafter referred to as the "Schwing Receivable Adjustment").

             F. Pursuant to Section 11.1(c) of the Purchase Agreement, Company has agreed to indemnify Buyer for all accounts receivable reflected on the Final Closing Business Balance Sheet which are not actually collected within one hundred twenty (120) days following the closing except for the Schwing Disputed Receivable which is the subject of
   (E) above (any payment required to be made by Company being hereinafter referred to as the "Accounts Receivable Adjustment").

             G. Pursuant to Sections 11.1(a), (b) and (d) of the Purchase Agreement, the Company has agreed to indemnify, defend and hold harmless the Buyer from and against certain other Claims, if any, as defined and set forth in the Purchase Agreement.

             H. The Purchase Agreement contemplates execution and delivery of this Escrow Agreement providing for the escrow of cash to be held for the payment, under certain circumstances, of the Company Payable Adjustment, if any, and of any claim or claims for indemnity, if any, by the Buyer, in accordance with certain provisions of the Purchase Agreement, and under certain circumstances, the costs of Response Actions.

             I. The Company and the Buyer desire that the Escrow Agent act as escrow agent, and the Escrow Agent is willing to so act, all upon the terms and conditions hereinafter set forth.

             NOW, THEREFORE, in consideration of the above and of the mutual covenants and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which the parties hereto hereby acknowledge, the parties hereto agree as follows:

             1. Defined Terms. Unless otherwise specified herein, all defined terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Purchase Agreement.

             2. Deposits. Pursuant to Section 3.2(b) of the Purchase Agreement, at the time of the Closing under the Purchase Agreement, the Buyer shall deposit with the Escrow Agent the amount of Two Million Dollars ($2,000,000) (referred to herein as the "Escrow Fund"), which shall be held by the Escrow Agent as the object of, and in accordance with, the escrow arrangement created hereby. Pursuant to Section 3.2 of the Purchase Agreement, the deposit of the Escrow Fund shall be a credit to the Purchase Price in the amount of the Escrow Fund.

             3. Acknowledgement of Receipt. The Escrow Agent hereby acknowledges receipt of the Escrow Fund and agrees to act as escrow agent under this Escrow Agreement.

             4. Account. The Escrow Agent shall record the amount initially credited to such account and all subsequent transactions with respect to such account pursuant to this Escrow Agreement.

             5. Disbursement of Escrow Fund. (a) The Buyer shall be entitled to payment from the Escrow Fund to the extent Buyer is entitled to indemnity under Article 11 of the Purchase Agreement, to the extent the Buyer is entitled to payment under Section 3.2(d) of the Purchase Agreement, and to the extent the Buyer is entitled to payment under
   Section 7.8 of the Purchase Agreement.

                  (b) On or before the expiration of five (5) days following the final determination of the Final Closing Business Balance Sheet in accordance with the Purchase Agreement, (i) if there is a Company Payable Adjustment, then the Escrow Agent shall distribute to the Buyer an amount equal to the lesser of (A) the Company Payable Adjustment, together with interest thereon from the Closing Date to the date of distribution thereof at a rate equal to the average interest rate paid on the Escrow Fund during such period, or (B) the Escrow Fund and all Earnings (as hereinafter defined) thereon, (ii) if there is no Company Payable Adjustment, then the Escrow Agent shall distribute to the Company the aggregate sum of Five Hundred Thousand Dollars ($500,000), together with interest thereon from the Closing Date to the date of distribution thereof at a rate equal to the average interest rate paid on the Escrow Fund during such period, and (iii) if a Company Payable Adjustment exists but is less than Five Hundred Thousand Dollars ($500,000), then the Escrow Agent shall pay an amount equal to the Company Payable Adjustment, together with interest thereon from the Closing Date to the date of distribution thereof at a rate equal to the average interest rate paid on the Escrow Fund during such period, to the Buyer and an amount equal to the difference between the Company Payable Adjustment and Five Hundred Thousand Dollars ($500,000), together with interest thereon from the Closing Date to the date of distribution thereof at a rate equal to the average interest rate paid on the Escrow Fund during such period, to the Company. Amounts payable pursuant to this Section 5(b) shall be paid in accordance with the terms of (i) a joint written notice of the Buyer and the Company providing instructions therein or (ii) the issuance of a judgment, order or decree by any court of competent jurisdiction sitting in the County of Milwaukee in the State of Wisconsin or the United States District Court for the Eastern District of Wisconsin.

                  (c) On 121st day following the closing, (i) if there is an Accounts Receivable Adjustment, then the Escrow Agent shall distribute to the Buyer an amount equal to the lesser of (A) the Accounts Receivable Adjustment, together with interest thereon from the Closing Date to the date of distribution thereof at a rate equal to the average interest rate paid on the Escrow Fund during such period, or (B) the Escrow Fund and all Earnings thereon, (ii) if there is no Accounts Receivable Adjustment, then the Escrow Agent shall distribute to the Company the aggregate sum of Nine Hundred Three Thousand Eight Hundred Dollars ($903,800), together with interest thereon from the Closing Date to the date of distribution thereof at a rate equal to the average interest rate paid on the Escrow Fund during such period, and (iii) if an Accounts Receivable Adjustment exists but is less than Nine Hundred Three Thousand Eight Hundred Dollars ($903,800), then the Escrow Agent shall pay an amount equal to the Accounts Receivable Adjustment, together with interest thereon from the Closing Date to the date of distribution thereof at a rate equal to the average interest rate paid on the Escrow Fund during such period, to the Buyer and an amount equal to the difference between the Accounts Receivable Adjustment and Nine Hundred Three Thousand Eight Hundred Dollars ($903,800), together with interest thereon from the Closing Date to the date of distribution thereof at a rate equal to the average interred rate paid on the Escrow Fund during such period, to the Company. Amounts payable pursuant to this Section 5(c) shall be paid in accordance with the terms of (i) a joint written notice of the Buyer and the Company providing instructions therein or (ii) the issuance of a judgment, order or decree by any court of competent jurisdiction sitting in the County of Milwaukee in the State of Wisconsin or the United States District Court for the Eastern District of Wisconsin.

                  (d) On 365th day following the closing, (i) if there is an Schwing Receivable Adjustment, then the Escrow Agent shall distribute to the Buyer an amount equal to the lesser of (A) the Schwing Receivable Adjustment, together with interest thereon from the Closing Date to the date of distribution thereof at a rate equal to the average interest rate paid on the Escrow Fund during such period, or (B) the Escrow Fund and all Earnings thereon, (ii) if there is no Schwing Receivable Adjustment, then the Escrow Agent shall distribute to the Company the aggregate sum of Eighty-Four Thousand Four Hundred Twenty Dollars ($84,420), together with interest thereon from the Closing Date to the date of distribution thereof at a rate equal to the average interest rate paid on the Escrow Fund during such period, and (iii) if an Schwing Receivable Adjustment exists but is less than Eighty-Four Thousand Four Hundred Twenty Dollars ($84,420), then the Escrow Agent shall pay an amount equal to the Schwing Receivable Adjustment, together with interest thereon from the Closing Date to the date of distribution thereof at a rate equal to the average interest rate paid on the Escrow Fund during such period, to the Buyer and an amount equal to the difference between the Schwing Receivable Adjustment and Eighty-Four Thousand Four Hundred Twenty Dollars ($84,420), together with interest thereon from the Closing Date to the date of distribution thereof at a rate equal to the average interred rate paid on the Escrow Fund during such period, to the Company. Amounts payable pursuant to this Section 5(d) shall be paid in accordance with the terms of (i) a joint written notice of the Buyer and the Company providing instructions therein or (ii) the issuance of a judgment, order or decree by any court of competent jurisdiction sitting in the County of Milwaukee in the State of Wisconsin or the United States District Court for the Eastern District of Wisconsin.

                  (e) If the Buyer shall determine prior to April 30, 1999 that it has a Claim against the Company pursuant to the provisions of
   Article 11(a), (b) or (d) of the Purchase Agreement, the Buyer shall so notify the Escrow Agent and the Company. The Company shall give notice of objection or consent to such Claim to each of the Buyer and the Escrow Agent within thirty (30) days after their receipt of the Buyer's notice, which notice of objection shall consent to or dispute the matters set forth in the notice of the Claim and shall specify the amount in dispute, if any. Promptly following delivery by the Company of a notice of objection or consent or, in the absence of the delivery by the Company of a notice of objection or consent within such 30-day period, then the Escrow Agent shall satisfy the undisputed amount of such Claim promptly following such 30-day period by delivery to the Buyer, out of the Escrow Fund of an amount equal to either (i) the amount of such Claim if either
   (x) a consent is delivered by the Company or (y) the Company fails to deliver a notice of objection or consent during such 30-day period or (ii) that portion of the Buyer's Claim that is not in dispute, if any, in the case a notice of objection is delivered by the Company. Failure of the Company to deliver a notice of objection within such 30-day period shall constitute an irrevocable waiver on the part of the Company of its right to dispute the Claim made by the Buyer.

                  (f) If the Escrow Agent receives a notice of objection within such thirty-day period, then, concurrently with the payment to the Buyer of any undisputed amount of such Claim, if any, in accordance with
   Section 5(e) hereof, the Escrow Agent shall account for the amount in dispute as a separate fund (a "Disputed Fund"). If a notice of objection is timely given and the Company and the Buyer fail to reach agreement as to the disposition of any Claim within thirty (30) days after receipt by the Buyer and the Escrow Agent of the notice of objection, the Company and the Buyer, may proceed to enforce their respective rights through proceedings in accordance with the Purchase Agreement. The Escrow Agent shall distribute the amounts accounted for as a Disputed Fund promptly upon delivery of and in accordance with the terms of (i) a joint written notice of the Buyer and the Company providing instructions therein and certifying that the dispute with respect to any amount deposited in such Disputed Fund has been finally resolved or (ii) any judgment, order or decree issued by any court of competent jurisdiction sitting in the County of Milwaukee in the State of Wisconsin or the United States District Court for the Eastern District of Wisconsin directing the Escrow Agent as to the proper distribution of any amount so held. The Company or the Buyer shall deliver to the Escrow Agent a certified copy of any judgment, order or decree in any such legal proceedings. The Escrow Agent shall act upon such judgment, order or decree which has become final in like manner as though it constituted the joint instructions of the Company and of the Buyer.

                  (g) With respect to the Schwing Rework Fund, Buyer shall be entitled to reimbursement from such fund for Buyer Schwing Reworking Costs. Buyer may from time to time notify the Escrow Agent and the Company that it has a claim for reimbursement for Buyer Schwing Reworking Costs ("Buyer Swing Reworking Costs Claim").

                  (h) The Company shall give notice of objection or consent to such claim for Buyer Schwing Reworking Costs Claim to each of the Buyer and the Escrow Agent within thirty (30) days after their receipt of the Buyer's notice, which notice of objection shall consent to or dispute the matters set forth in the notice of a Buyer Schwing Reworking Costs Claim and shall specify the amount in dispute, if any. Promptly following delivery by the Company of a notice of objection or consent or, in the absence of the delivery by the Company of a notice of objection or consent within such 30-day period, then the Escrow Agent shall satisfy the undisputed amount of such Buyer Schwing Reworking Costs Claim promptly following such 30-day period by delivery to the Buyer, out of the Schwing Rework Fund of an amount equal to either (i) the amount of such Buyer Schwing Reworking Costs Claim if either (x) a consent is delivered by the Company or (y) the Company fails to deliver a notice of objection or consent during such 30-day period or (ii) that portion of the Buyer Schwing Reworking Costs Claim that is not in dispute, if any, in the case a notice objection is delivered by the Company. Failure of the Company to deliver a notice of objection within such 30-day period shall constitute an irrevocable waiver on the part of the Company of its right to dispute Buyer Schwing Reworking Costs Claim made by the Buyer.

                  (i) If the Escrow Agent receives a notice of objection within such thirty-day period, then, concurrently with the payment to the Buyer of any undisputed amount of such Claim, if any, in accordance with
   Section 5(h) hereof, the Escrow Agent shall account for the amount in dispute as a separate fund (a "Disputed Fund"). If a notice of objection is timely given and the Company and the Buyer fail to reach agreement as to the disposition of any Claim within thirty (30) days after receipt by the Buyer and the Escrow Agent of the notice of objection, the Company and the Buyer, may proceed to enforce their respective rights through proceedings in accordance with the Purchase Agreement. The Escrow Agent shall distribute the amounts accounted for as a Disputed Fund promptly upon delivery of and in accordance with the terms of (i) a joint written notice of the Buyer and the Company providing instructions therein and certifying that the dispute with respect to any amount deposited in such Disputed Fund has been finally resolved or (ii) any judgment, order or decree issued by any court of competent jurisdiction sitting in the County of Milwaukee in the State of Wisconsin or the United States District Court for the Eastern District of Wisconsin directing the Escrow Agent as to the proper distribution of any amount so held. The Company or the Buyer shall deliver to the Escrow Agent a certified copy of any judgment, order or decree in any such legal proceedings. The Escrow Agent shall act upon such judgment, order or decree which has become final in like manner as though it constituted the joint instructions of the Company and of the Buyer.

                  (j) The Escrow Agent shall deliver all money's remaining in the Escrow Fund together with all earnings at any time accruing on the Escrow Fund ("Earnings"), less any amounts held as Disputed Funds, less any amount in the Schwing Rework Fund and less the amount of Two Hundred Fifty Thousand Dollars ($250,000), to Company at the close of business on December 31, 1997.

                  (k) The Escrow Agent shall deliver all moneys remaining in the Escrow Fund, together with all earnings or other income at any time accruing on the Escrow Fund ("Earnings"), less any amounts held as Disputed Funds, to the Company at the close of business on April 30, 1999; provided, however, that if the Buyer makes a notice of Claim on or after April 1, 1999 and the Company have neither objected nor consented to the payment of such Claim by April 30, 1999, then the amount of such Claim shall be held as Disputed Funds if the Company gives notice of objection within thirty (30) days after the date of the Claim.

                  (l) Upon the release of any Disputed Funds to the Buyer or the Company, the Buyer or the Company (as applicable) also shall be entitled to receive all Earnings thereon.

                  (m) Upon the release of any amount held in a Disputed Fund that is not paid over to the Buyer, in respect of the Claim for which such amount was originally deposited in such Disputed Fund, such amount shall be paid in the following manner and order of priority:

                  (A) First, to the Buyer in respect of indemnification for any other Claim paid or payable to the Buyer pursuant to Section 5 hereof with respect to which written notice was given by the Buyer to the Escrow Agent prior to the close of business on April 30, 1999, and for which the amount, if any, previously paid to the Buyer was less than the amount to which the Buyer was entitled with respect to such Claim;

                  (B) Second, to the Disputed Fund in respect of indemnification of any other disputed Claim for which the Buyer gave written notice to the Escrow Agent pursuant to Section 5 hereof prior to the close of business on April 30, 1999, and for which the amount, if any, previously set aside in a Disputed Fund was less than the amount of the disputed Claim;

                  (C) Third, prior to the close of business on April 30, 1999, to the Escrow Agent to be held or paid in accordance with the provisions hereof;

                  (D) Fourth, following the close of business on April 30, 1999, pursuant to the provisions of Section 5(k) hereof.

             6. Investments. (a) The Escrow Fund and Earnings and the full amount of any Disputed Funds shall be invested by the Escrow Agent in short-term government securities, government repurchase agreements, commercial paper rated the highest grade by Moody's Investors Service, Inc. or by Standard & Poor's Corporation with a maturity date not later than March 31, 1998, money market funds invested in the foregoing, short-term certificates of deposit issued by commercial banks having a combined capital surplus and undivided profits of not less than One Hundred Million Dollars ($100,000,000) or other similar short-term highly-liquid investments of equal or greater security as the foregoing, or in U.S. Treasury Notes having a maturity of date not later than April 30, 1999, as shall be directed in writing by the Company, with interest thereon to be accumulated and reinvested until disbursed. In the absence of instructions from the Company, the Escrow Agent shall invest the Escrow Fund and Earnings and any Disputed Funds in any of the foregoing instruments. Any interest or profit realized on any investment of the Escrow Fund and Earnings and any Disputed Fund, respectively, shall be made part of the Escrow Fund and Earnings and of such Disputed Fund, respectively, and shall be held and disbursed in accordance with the provisions of Section 5 of this Escrow Agreement. Except as otherwise specifically noted herein, the Escrow Agent is not obligated to render any statements or notices of nonperformance hereunder to any party hereto, but in its discretion may inform any party hereto, or its authorized representative, of any matters pertaining to this Escrow Agreement.

                  (b) Receipt or investment of the Escrow Fund shall be confirmed by the Escrow Agent as soon as practicable by account statements unless otherwise indicated any discrepancies shall be noted to the Escrow Agent within a reasonable time prior to the next account statement. Failure to inform the Escrow Agent in writing of any discrepancies shall be deemed confirmation of the description of the Escrow Fund listed on the report, regardless of any variations from that described herein. Unless otherwise directed, the Escrow Agent may use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with the Escrow Agent or with any of its affiliates. All brokerage costs and expenses shall be for the account of the parties hereto. The Escrow Agent shall not be liable for losses on any investments, market risk due to premature liquidation, or other actions taken in compliance with this Escrow Agreement or appropriate written instructions. The parties shall provide the Escrow Agent with written certification of their respective taxpayer identification numbers or appropriate foreign taxpayer exemptions prior to any investment. Failure to provide such information may subject the non-providing party to a penalty and may cause the Escrow Agent to be required to withhold tax on any interest payable hereunder. All payments of income shall be subject to applicable United States withholding regulations as then in force. Notwithstanding the foregoing, the Escrow Agent may, in its discretion, accept directions or instruction whether given orally (in person or by telephone), or by telegraph, cable, radio or facsimile transmission, which in each case the Escrow Agent reasonably believes to be genuine, but the Escrow Agent shall not be liable for executing, for failing to execute, or for any mistake in the execution of, any such order except in case of willful misconduct or gross negligence.

             7. Escrow Agent Not a Party. The parties to this Escrow Agreement understand and agree that the Escrow Agent is not, and shall in no event be deemed, (a) a principal, participant or beneficiary of the underlying transactions giving rise to this Escrow Agreement or (b) a party to, or bound by, any other agreement out of which this escrow may arise.

             8. Obligations of Escrow Agent; Reliance. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein. The Escrow Agent may rely on, and shall be protected in acting or in refraining from acting based upon, any written notice, request, waiver, consent, certificate, receipt, authorization, or other paper, document or instrument that the Escrow Agent reasonably believes to be genuine and to have been signed or presented by the proper party or parties hereto or their respective officers, representatives or agents.

             9. Interpleader. If the Escrow Agent becomes a party to any litigation or dispute by reason hereof, it is hereby authorized to deposit with the clerk of a court of competent jurisdiction any and all cash, securities or other property held by it pursuant hereto and, thereupon, shall stand fully relieved and discharged of any further duties hereunder. If the Escrow Agent is threatened to be made a party to litigation by reason hereof, it is authorized to interplead all interested parties in any court of competent jurisdiction and to deposit with the clerk of such court any and all cash, securities or other property held by it pursuant hereto and, thereupon, shall stand fully relieved and discharged of any further duties hereunder.

             10. Resignation of Escrow Agent. The Escrow Agent may resign for any reason upon ten (10) days' written notice to the Buyer and to the Company. Upon the expiration of such ten (10) days' notice, the Escrow Agent may deliver all cash or property in its possession under this Escrow Agreement to any successor escrow agent appointed by the other parties hereto or, if no successor escrow agent has been appointed, to any court of competent jurisdiction in the County of Milwaukee, State of Wisconsin. Upon such delivery in either case, the Escrow Agent's obligations hereunder shall cease and terminate. The Escrow Agent's sole responsibility from the time of the expiration of the ten (10) days' notice set forth above in this paragraph until such termination shall be to keep safely the Escrow Fund and Earnings and Disputed Funds, if any, and to deliver the same to a person designated by the appropriate parties executing this Escrow Agreement or in accordance with the directions of a final order or judgment of a court of competent jurisdiction.

             11.  Escrow Agent.

                  (a) The Escrow Agent shall be entitled to receive compensation for its regular services as Escrow Agent in accordance with the fee schedule attached, and shall be reimbursed for all reasonable expenses it incurs in fulfilling its obligations under this Agreement, including fees and disbursements of legal counsel. Such compensation and any reimbursement for expenses shall be paid from time to time as incurred equally by Buyer and Company. Accounts of disbursements made hereunder shall be promptly made to Buyer and the Company

                  (b) In taking any action hereunder, the Escrow Agent shall be protected in relying upon any notice, paper or other document believed by it to be genuine or upon any evidence deemed by it to be sufficient, and in no event shall be liable for any act performed or omitted to be performed by it hereunder in the absence of gross negligence or willful misconduct. The Escrow Agent may consult with counsel in connection with its duties hereunder and shall be fully protected by any act taken, suffered or permitted by it in good faith in accordance with the advice of such counsel. The Escrow Agent shall not be bound in any way by any agreement or contract (other than this Escrow Agreement and the relevant provisions of the Agreement) between any of the parties hereto or thereto (whether or not it has knowledge thereof) and its only duties or responsibilities shall be to hold the Escrow Fund and to dispose of it in accordance with the terms of this Escrow Agreement and the Agreement.

                  (c) The Escrow Agent hereby accepts its appointment and agrees to act as Escrow Agent under the terms and conditions of this Escrow Agreement.

             12. Notices. All claims, notices, objections and other communications hereunder shall be in writing and shall be deemed to have been duly given on the date delivered or mailed, certified mail, as follows:

             If to the Company, to:

             Hein-Werner Corporation
             2120 Pewaukee Road
             Waukesha, Wisconsin  53188
             Attention:  Joseph L. Dindorf

             With a copy to:

             Maurice J. McSweeney
             Foley & Lardner
             777 East Wisconsin Avenue
             Milwaukee, Wisconsin  53202-5367

             If to Buyer, to:

             Kaydon Acquisition VIII, Inc.
             Arbor Shoreline Office Park
             19345 US 19 North, Suite 500
             Clearwater, Florida 34624-3148
             Attention:  John F. Brocci, Secretary
             Facsimile:  813/524-3629

             With a copy to:

             Lague, Newman & Irish
             600 Terrace Plaza
             P.O. Box 389
             Muskegon, Michigan 49443-0389
             Facsimile:  616/726-3404

             If to Escrow Agent, to:

             Firstar Trust Company
             Corporate Trust Department
             615 East Michigan Street, 4th Floor
             Milwaukee, Wisconsin  53202
             Attention:  William R. Caruso
             Facsimile:  (414) 276-4226

   or to such other or additional persons or addresses as the respective Company, Buyer or Escrow Agent shall furnish to each of the other parties in writing.

             13. Binding Effect. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and assigns.

             14. Amendments. This Escrow Agreement may be amended or modified at any time or from time to time in a writing executed by each of the Company, Buyer and the Escrow Agent.

             15. Governing Law. This Escrow Agreement shall be construed and enforced in accordance with the laws applicable to the construction and enforcement of the Agreement as set forth in Section 15 thereof.

             16. Counterparts. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary for every party hereto to sign each counterpart but only that each party shall sign at least one counterpart.

             IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the day and year first above written.


                                      HEIN-WERNER CORPORATION
                                      (the "Company")


                                      By:   /s/ Joseph L. Dindorf
                                           Joseph L. Dindorf, President


                                      KAYDON ACQUISITION VIII, INC.
                                      (the "Buyer")


                                      By:   /s/ John F. Brocci
                                           John F. Brocci, Secretary



                                      FIRSTAR TRUST COMPANY
                                      (the "Escrow Agent")

                                      By:   /s/ William Caruso

                                      Attest:    /s/ Yvonne Siira

                    SCHEDULE OF ESCROW AGENT'S CUSTOMARY FEES



   ACCEPTANCE FEE:

   Flat fee payable upon execution of Escrow Agreement.             $1,000.00


   ADMINISTRATION FEE:

   Annual Administration Fee with the first year paid up front.     $1,000.00


   SPECIAL OR EXTRAORDINARY SERVICES:

   Reimbursement of agent fees incurred by the Escrow Agent, including but not limited to attorney's fees and expenses incurred with outside counsel if required.


   MISCELLANEOUS:

   Out-of-pocket expenses, i.e., postage, stationery, travel expenses, etc.